Exhibit 99.1

DATE: April 30, 2026

MEDIA CONTACT: Yvonne Kingman, (310) 257-1434

For Immediate Release

California Public Utilities Commission Issues Decision in California Water
Service’s 2024 General Rate Case, Infrastructure Improvement Plan

SAN JOSE, Calif.—California Water Service (Cal Water), the largest subsidiary of California Water Service Group (Group) (NYSE: CWT), received a final decision on its 2024 General Rate Case and Infrastructure Improvement Plan from the California Public Utilities Commission (CPUC) on April 30, 2026. The Company believes the decision enables Cal Water to invest responsibly in water system infrastructure through 2027 to support its communities and sets Cal Water’s revenue and rates to help sustain safe, clean, reliable water service through 2028.

The CPUC adopted the proposed decision (PD) issued March 13, 2026 with revisions issued on April 29, 2026 (revised PD). The final decision increases Cal Water’s company-wide revenues by $90.5 million in 2026 (a rate increase of 10.9%), $43.2 million in 2027 (a rate increase of 4.7%), and $48.9 million in 2028 (a rate increase of 5.1%). The differences between approved revenue and rate increases in the PD and the revised PD are primarily attributable to a reduction in authorized capital, some of which is now subject to the CPUC’s advice letter process discussed below Cal Water is currently analyzing how the final decision will impact rates in each of its service areas.

The decision also authorizes Cal Water to invest $1.45 billion in its districts from 2024 through 2027 to upgrade infrastructure, such as water quality projects to protect customers from existing and newly regulated contaminants; pipes and other infrastructure to keep pumping and delivering water reliably; equipment to keep water flowing during power outages and shutoffs; cyber and physical security improvements to protect employees, customers, and facilities; and water supply initiatives to secure long-term sustainability of water sources. It authorizes up to $229 million in additional projects that will be submitted for recovery through the CPUC’s advice letter process.

Although the decision does not allow full decoupling, it does renew the Monterey-style Water Revenue Adjustment Mechanism and water production incremental cost balancing accounts. It also establishes a new sales reconciliation mechanism that allows Cal Water to adjust sales forecasts annually, and it approves a rate design to better enable the company to recover fixed costs regardless of water sales. The mechanisms, balancing accounts, and new rate design provide financial stability while supporting customer affordability, particularly for low-income, low-water-using customers.

“We recognize the criticality of keeping water service affordable while making the infrastructure investments needed to provide safe, clean, reliable water to our communities,” said Martin A. Kropelnicki, Group Chairman and CEO. “We appreciate the CPUC for issuing the final decision in our triennial General Rate Case and Infrastructure Improvement Plan and enabling us to continue providing quality, service, and value to our customers and communities for their everyday and emergency needs.”

This marks the end of a required, extensive, nearly two-year review of the company’s water system improvement plans, costs, and rates. Cal Water expects to implement the new rates effective July 1, 2026.

About California Water Service Group

Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service (TWSC, Inc.), a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.2 million people in California, Hawaii, New Mexico, Washington, and Texas. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Group’s beliefs, expectations, and plans related to the CPUC’s final decision on the 2024 GRC and related impacts on Group’s business. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results or outcomes may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results or outcomes to be different than those expected or anticipated include but are not limited to the risks described under the section entitled “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and our other SEC filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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